Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR APRIL AND FIRST QUARTER 2012

Bellport, NY MAY 03, 2012 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $17.7 million for the four week fiscal month of April 2012, which ended April 28, 2012, versus $17.9 million for the four week fiscal month of April 2011, which ended April 30, 2011. For the first quarter of 2012, total net sales were $58.1 million in the current year compared with $57.7 million last year. For the month of April 2012, comparable store sales decreased by 1.4%. For the first quarter ending April 2012, comparable store sales increased by 1.8%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA APRIL AND FIRST QUARTER 2012 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2012		2011		2010
		(Decrease)		(Decrease)
		Increase		Increase		Increase

Number of Stores, April	342	(2.6%)	351	(4.4%)	367

April Total Retail Sales	$17,733	(0.7%)	$17,860	17.3%	$15,228

Quarter-End April Total Retail Sales	$58,108	0.6%	$57,748	11.2%	$51,962

April Comparable Store Sales		(1.4%)		21.7%		4.5%

Quarter - End April Comparable Store Sales		1.8%		14.3%		7.4%